EXHIBIT 99.1

HBIO Reports Second Quarter 2009 Results

HOLLISTON, Mass., Aug. 6, 2009 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq:HBIO), a global developer, manufacturer, and marketer of a broad range of tools to advance life science research, today reported unaudited financial highlights for the three and six months ended June 30, 2009.

Second Quarter Reported Results

Revenues from the Company's continuing operations for the three months ended June 30, 2009 were $18.0 million, a decrease of $5.0 million, or 21.7%, compared to revenues of $23.0 million for the three months ended June 30, 2008. Income from continuing operations, as measured under U.S. generally accepted accounting principles ("GAAP"), was $0.3 million, or $0.01 per diluted share for the three months ended June 30, 2009 compared to $1.1 million, or $0.03 per diluted share for the same period in 2008. In constant currency, second quarter 2009 revenues were $19.6 million, reflecting a 14.8% decrease compared with the second quarter of 2008. Currency translation had an adverse effect of approximately $0.01 per diluted share on earnings in the second quarter of 2009 compared with the second quarter of 2008. GAAP income from continuing operations for the second quarter of 2009 included $0.5 million in costs related to the Company's ongoing initiative to consolidate business functions to reduce operating expenses compared to $1.0 million for the second quarter of 2008.

Non-GAAP adjusted income from continuing operations was $1.4 million, or $0.05 per diluted share, for the three months ended June 30, 2009 compared with $2.5 million, or $0.08 per diluted share, for the same period in 2008. Currency translation had an adverse effect of approximately $0.01 per diluted share on earnings in the second quarter of 2009 compared with the second quarter of 2008.

Year-to-Date Reported Results

Revenues from the Company's continuing operations for the six months ended June 30, 2009 were $37.1 million, a decrease of $7.9 million, or 17.5%, compared to revenues of $45.0 million for the six months ended June 30, 2008. Income from continuing operations, as measured under GAAP, was $2.1 million, or $0.07 per diluted share for the six months ended June 30, 2009 compared to $2.3 million, or $0.07 per diluted share for the same period in 2008. In constant currency, revenues for the six months ended June 30, 2009 were $41.6 million, reflecting a 7.6% decrease compared with the same period in 2008. Currency translation had an adverse effect of approximately $0.02 per diluted share on earnings for the six months ended June 30, 2009 compared with the same period in 2008. GAAP income from continuing operations for the six months ended June 30, 2009 included $0.5 million in costs related to the Company's ongoing initiative to consolidate business functions to reduce operating expenses compared to $1.8 million for the six months ended June 30, 2008.

Non-GAAP adjusted income from continuing operations was $3.5 million, or $0.12 per diluted share, for the six months ended June 30, 2009 compared with $4.9 million, or $0.16 per diluted share, for the same period in 2008. Currency translation had an adverse effect of approximately $0.02 per diluted share on earnings for the six months ended June 30, 2009 compared with the same period in 2008.

The Company ended the second quarter of 2009 with a strong balance sheet. We had net cash (cash and cash equivalents, net of debt) totaling $16.3 million at June 30, 2009, after repurchasing approximately 812,000 of the Company's shares, at a cost of $2.4 million, during the six months ended June 30, 2009. At December 31, 2008, net cash was $12.3 million. We had no borrowings under our senior credit facility at June 30, 2009 or December 31, 2008.

See Exhibits 4 and 5 of this press release for reconciliations of GAAP income from continuing operations to non-GAAP adjusted income from continuing operations and GAAP diluted earnings per common share from continuing operations to non-GAAP adjusted diluted earnings per common share from continuing operations.

Chane Graziano, CEO, stated, "Our earnings results for the second quarter of 2009 were consistent with our expectations although revenue was somewhat lower than expected. The stronger dollar, tough year-to-year comparisons and weakness in the economy were the major influences on our revenue. As we look to the second half of the year, we are much more optimistic because:

 * June and July saw a strong pickup in orders, particularly at
   Harvard Apparatus,
 * we have a larger than usual backlog of orders, including orders for a new advanced microliter spectrophotometer, which we expect will be shipping in the third quarter of 2009,
 * we expect to see a favorable impact from our program of continued
   productivity improvements from cost reductions and business consolidations, and
 * we expect to see the effect of the NIH stimulus package,
   particularly in the fourth quarter of 2009."

Mr. Graziano continued, "However, in view of our revenues during the first half of the year, we are narrowing our guidance on non-GAAP adjusted diluted earnings per share for 2009 to $0.27 to $0.31 in non-GAAP adjusted diluted earnings per share, and reducing our revenue guidance for the year to $77.0 million to $80.0 million. In the third quarter of 2009, we expect revenues in the $19.0 million to $20.0 million range and non-GAAP adjusted earnings per share in the $0.06 to $0.07 range."

Our updated revenue guidance was calculated using exchange rates (USD 1.6/GBP and USD 1.4/Euro) approximating July 1, 2009 rates and assumes a continuation of the business conditions as we see them at this time. The non-GAAP adjusted earnings per diluted share from continuing operations guidance excludes amortization of intangible assets, the impact of future acquisitions and acquisition costs in 2009, any future restructuring actions, stock-based compensation expense recognized under SFAS No. 123(R) and the utilization of deferred tax assets that have full valuation allowances. See the table below for a reconciliation of our estimated non-GAAP adjusted earnings per diluted share from continuing operations to our estimated GAAP earnings per diluted share from continuing operations. See Exhibits 3, 4 and 5 for reconciliations of GAAP to non-GAAP adjusted operating income from continuing operations, GAAP to non-GAAP adjusted income from continuing operations and non-GAAP adjusted diluted earnings per common share to US GAAP diluted earnings per common share from continuing operations for the three and six months ended June 30, 2009.

  Reconciliation of Guidance for Non-GAAP Adjusted Diluted Earnings per
         Common Share From Continuing Operations to US GAAP Diluted
            Earnings per Common Share From Continuing Operations
                               (unaudited)

                              Three Months Ended        Year Ended
                              September 30, 2009    December 31, 2009
                                Low       High       Low        High
                             Estimate   Estimate   Estimate   Estimate

 Non-GAAP adjusted diluted
  earnings per common share
  from continuing
  operations  - A           $   0.06   $   0.07   $   0.27   $   0.31

 Less the impact of:
 Amortization of intangible
  assets                       (0.01)     (0.01)     (0.06)     (0.06)

 Stock-based compensation
 (SFAS No. 123(R))             (0.02)     (0.02)     (0.07)     (0.07)

 Restructuring                 (0.01)     (0.01)     (0.02)     (0.02)

 Tax - B                        0.01       0.01       0.04       0.04
                            --------   --------   --------   --------
 GAAP diluted earnings per
  common share from
  continuing
  operations - A            $   0.03   $   0.04   $   0.16   $   0.20
                            ========   ========   ========   ========

 A - Assumes no additional acquisitions.
 B - Tax impact of above items and utilization of deferred tax assets that have full valuation allowances.

Operating Results for Continuing Operations

Three months ended June 30, 2009 compared to three months ended June 30, 2008:

Revenues decreased $5.0 million, or 21.7%, to $18.0 million for the three months ended June 30, 2009 compared to $23.0 million for the same period in 2008. The effect of a strengthened U.S. dollar decreased the Company's second quarter revenues by $1.6 million, or 6.9%, compared with the same period in 2008. Adjusting for the effect of foreign currency fluctuation, revenues were down $3.4 million for the quarter, primarily due to the weaker economic environment this year and an exceptionally strong performance in the second quarter last year.

Cost of product revenues decreased $3.2 million, or 25.9%, to $9.1 million for the three months ended June 30, 2009 compared with $12.3 million for the three months ended June 30, 2008. The decrease in cost of product revenues includes a $0.9 million currency effect of a strengthened U.S. dollar and cost reductions in the Company's Biochrom group. Gross profit as a percentage of revenues increased to 49.5% for the three months ended June 30, 2009 compared with 46.7% for the same period in 2008. The increase in gross profit as a percentage of revenues was primarily due to the impact of production efficiency improvements made in our Biochrom group during 2008 and a sales mix during the quarter comprised of a greater percentage of Harvard Apparatus products, which have higher gross margins.

Sales and marketing expenses decreased $0.3 million, or 9.4%, to $2.7 million for the three months ended June 30, 2009 compared with $3.0 million for the three months ended June 30, 2008. This decrease was primarily due to a $0.2 million currency effect and a decrease at our Scie-Plas business due to our 2009 business improvement initiative, partially offset by increased marketing efforts at our Biochrom US business. Excluding the impact of currency exchange rates, sales and marketing costs decreased 2.6% for the second quarter of 2009 from the prior year period.

General and administrative expenses decreased $0.2 million, or 6.5%, to $3.6 million for the three months ended June 30, 2009 compared with $3.8 million for the three months ended June 30, 2008. The year-to-year quarterly decrease was primarily due to changes in foreign exchange rates. Excluding the effects of foreign exchange, general and administrative expenses decreased 1.9% in the second quarter of 2009 compared with the second quarter of 2008.

Research and development expenses were $1.1 million for the three months ended June 30, 2009 and 2008. Excluding the $0.1 million decrease from currency effect of foreign exchange, research and development expenses increased 10.7% for the second quarter of 2009 from the prior year period. The increase in research and development expenses was primarily due to increased development efforts in both the Harvard Apparatus and Biochrom groups.

Six months ended June 30, 2009 compared to six months ended June 30, 2008:

Revenues decreased $7.9 million, or 17.5%, to $37.1 million for the six months ended June 30, 2009 compared to $45.0 million for the same period in 2008. The effect of a strengthened U.S. dollar decreased the Company's revenues for the six months ended June 30, 2009 by $4.5 million, or 10.0%, compared with the same period in 2008. Adjusting for the effect of foreign currency fluctuation, revenues at our Harvard Apparatus and Biochrom businesses were down $0.8 million and $2.6 million year-to-year, respectively, primarily due to the weaker economic environment this year.

Cost of product revenues decreased $5.1 million, or 21.5%, to $18.8 million for the six months ended June 30, 2009 compared with $23.9 million for the six months ended June 30, 2008. The decrease in cost of product revenues was primarily due to lower sales volumes, a $2.4 million currency effect and cost reductions in the Company's Biochrom group. Gross profit as a percentage of revenues increased to 49.4% for the six months ended June 30, 2009 compared with 46.9% for the same period in 2008. The increase in gross profit as a percentage of revenues was primarily due to the impact of a more favorable sales mix, write-downs in the prior year first quarter related to the consolidation of manufacturing facilities and production efficiency improvements.

Sales and marketing expenses decreased $0.7 million, or 12.9%, to $5.1 million for the six months ended June 30, 2009 compared with $5.8 million for the six months ended June 30, 2008. This decrease was primarily due to a $0.4 million currency effect and a decrease in salary related expenses at our Biochrom group partially offset by increased marketing efforts at our Biochrom US business. Excluding the impact of currency exchange rates, sales and marketing costs decreased 5.4% for the six months ended June 30, 2009 from the prior year period.

General and administrative expenses decreased $0.7 million, or 9.0%, to $6.9 million for the six months ended June 30, 2009 compared with $7.6 million for the six months ended June 30, 2008. The year-to-year quarterly decrease was primarily due to a $0.5 million currency effect and efficiency improvements made during 2008 in the Biochrom group. Excluding the effects of foreign exchange, general and administrative expenses decreased 2.0% for the six months ended June 30, 2009 compared with the same period of 2008.

Research and development expenses were $2.1 million, a decrease of $0.1 million, or 3.2%, for the six months ended June 30, 2009 compared to $2.2 million for the six months ended June 30, 2008. Excluding a $0.2 million decrease from currency effect, research and development expenses increased 6.9% for the six months ended June 30, 2009 from the prior year period. The increase in research and development expenses was primarily due to increased development efforts at Harvard Apparatus.

Balance Sheet

The Company ended the second quarter of 2009 with cash and cash equivalents of $16.8 million compared to $13.7 million at December 31, 2008. As of June 30, 2009 and December 31, 2008, the Company had no borrowings outstanding on its revolving credit facility. The Company's Panlab subsidiary had $0.5 million and $1.4 million in bank debt outstanding at June 30, 2009 and December 31, 2008, respectively. Total cash and equivalents, net of debt, was $16.3 million and $12.3 million at June 30, 2009 and December 31, 2008, respectively.

Trade receivables were $11.3 million and inventories were $13.5 million as of June 30, 2009 compared to trade receivables of $15.4 million and inventories of $16.2 million as of June 30, 2008. Outstanding days of sales, or DSO, were 58 days for the three months ended June 30, 2009 and 61 days for the three months ended June 30, 2008. Inventory turns were 2.8 times for the three months ended June 30, 2009 compared with 3.0 times for the same period of 2008.

The Company spent $2.4 million to repurchase approximately 812,000 shares of its common stock during the six months ended June 30, 2009.

Restructuring

During the quarter ended March 31, 2009, the management of Harvard Bioscience initiated a plan to relocate the Scie-Plas operation and exit its general fabrication business as part of its ongoing business improvement initiative. During the quarter ended March 31, 2009, we recorded charges relating to this plan of approximately $55,000. These charges were comprised of $9,000 in severance payments, $28,000 in inventory impairment charges related to the discontinuance of certain product lines (included in cost of product revenues) and $18,000 in various other costs.

We recorded additional restructuring charges in our Scie-Plas, Biochrom and Hoefer businesses related to the 2009 restructuring plan of approximately $0.5 million during the quarter ended June 30, 2009. These charges were comprised of $0.2 million in severance payments, $0.1 million in inventory impairment charges related to the discontinuance of certain product lines (included in cost of product revenues) and $0.2 million in various other costs.

During the quarter ended March 31, 2008, the management of Harvard Bioscience committed to an ongoing initiative to consolidate business functions to reduce operating expenses. Our actions in 2008 were related to the separation of our electrophoresis product lines from our spectrophotometer and plate reader product lines. As part of these initiatives we made changes in management, completed the consolidation of the Hoefer electrophoresis administrative and marketing operations from San Francisco, California to the headquarters of the Harvard Apparatus business in Holliston, Massachusetts and consolidated the activities of our Asys Hitech subsidiary in Austria to the Company's Biochrom subsidiary's facility located in Cambridge UK. The combined costs of these activities recorded in the year ended December 31, 2008 were $1.8 million, of which $0.9 million was recognized in the quarter ended June 30, 2008.

Discontinued Operations

In September 2008, we completed the sale of assets of our Union Biometrica Division including our German subsidiary, Union Biometrica GmbH, representing at that time the remaining portion of our Capital Equipment Business Segment. Accordingly, unless otherwise indicated, the discussion of our business is focused on our continuing operations, which constitute our Apparatus and Instrumentation businesses.

Conference Call Details

As previously announced, management will host a conference call to discuss second quarter 2009 results and business highlights and outlook, which will be simultaneously broadcast over the Internet and can be accessed through the Harvard Bioscience, Inc. web site. In addition, management may discuss, and answer one or more questions concerning, business and financial developments and trends, acquisition initiatives and other business and financial matters affecting the Company. Some of these discussions and responses to questions may contain information that has not been previously disclosed. The conference call will begin at 5:30 p.m. Boston time on Thursday, August 6, 2009. To listen to the conference call, log on to our website at: www.harvardbioscience.com and click on the Earnings Call icon. If you are unable to listen to the live webcast, the call will be archived in the investor relations section of our website. The live conference call is also accessible by dialing toll-free 888-339-3401, or toll 719-325-2344, and referencing the pass code of "2584929". A replay of this conference call will be available from 8:30 p.m. on August 6, 2009 through August 13, 2009 and will be accessible by dialing toll-free 888-203-1112, or toll 719-457-0820, and referencing the pass code of "2584929". This earnings release, as well as any material financial and other statistical information presented on the call which is not included in this earnings release, is available on our website by clicking on the Press Releases icon. If you are unable to listen to the live conference call, please note that the call, this press release and any related financial or statistical information will be archived on our web site under the Press Releases icon or Earnings Call icon, as appropriate.

Use of Non-GAAP Financial Information

In this press release, we have included non-GAAP financial information including adjusted operating income from continuing operations, adjusted income from continuing operations and adjusted earnings per diluted share from continuing operations. We believe that this non-GAAP financial information provides investors with an enhanced understanding of the underlying operations of the business. For the periods presented, these non-GAAP financial measures of income have excluded certain expenses primarily resulting from purchase accounting or events that we do not believe are related to the underlying operations of the business such as amortization of intangibles related to acquisitions, fair value adjustments of inventory and backlog related to acquisitions, asset write-down expenses, costs related to acquisition initiatives, restructuring expenses (including related inventory write-downs), discontinued operations and stock-based compensation expense. They also exclude the tax impact of the reconciling items and the utilization of deferred tax assets that have full valuation allowances. This non-GAAP financial information approximates information used by our management to internally evaluate the operating results of the Company. Tabular reconciliations of our non-GAAP adjusted income from continuing operations and earnings per diluted share from continuing operations for the three and six months ended June 30, 2009 and 2008 and changes in total revenue compared to the same period of the prior year from continuing operations are included as exhibits below in this press release.

The non-GAAP financial information provided in this press release should be considered in addition to, not as a substitute for, the financial information provided and presented in accordance with GAAP.

About Harvard Bioscience

Harvard Bioscience ("HBIO") is a global developer, manufacturer and marketer of a broad range of specialized products, primarily scientific instruments and apparatus, used to advance life science research at pharmaceutical and biotechnology companies, universities and government laboratories worldwide. HBIO sells its products to thousands of researchers in over 100 countries primarily through its 900 page catalog (and various other specialty catalogs), its website and through its distributors, including GE Healthcare, Thermo Fisher Scientific and VWR. HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany and Spain with additional facilities in France and Canada. For more information, please visit www.harvardbioscience.com.

The Harvard Bioscience, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6426

This press release contains, and our conference call may contain, forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words "guidance," "objectives," "optimistic," "potential," "expects," "plans," "estimates," "projects," "intends," "believes," "goals," "sees," and similar expressions that do not relate to historical matters. Forward-looking statements in this press release or that may be made during our conference call may include, but are not limited to, statements or inferences about the Company's or management's beliefs or expectations, the Company's anticipated future revenues and earnings, the strength of the Company's market position and business model, the impact of acquisitions or potential acquisitions, the outlook for the life sciences industry, the Company's business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company's products, and the Company's plans, objectives and intentions that are not historical facts.

These statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that may cause the Company's actual results to differ materially from those in the forward-looking statements include the Company's failure to identify potential acquisition candidates, successfully negotiate favorable pricing and other items with acquisition candidates to enable potential acquisitions to close, successfully integrate acquired businesses or technologies, complete consolidations of business functions, expand its product offerings, introduce new products or commercialize new technologies, including our new micro liter spectrophotometer and electrophoresis products, unanticipated costs relating to acquisitions, unanticipated costs arising in connection with the Company's consolidation of business functions, decreased demand for the Company's products due to changes in its customers' needs, financial position, general economic outlook or other circumstances, overall economic trends, the seasonal nature of purchasing in Europe, economic, political and other risks associated with international revenues and operations, the impact of the current economic and financial crisis, additional costs of complying with recent changes in regulatory rules applicable to public companies, our ability to manage our growth, our ability to retain key personnel, competition from our competitors, technological changes resulting in our products becoming obsolete, future changes to the operations or the activities of our subsidiaries due to manufacturing consolidations, our ability to extend our credit facility, or obtain a new credit facility, our ability to meet the financial covenants contained in our credit facility, our ability to protect our intellectual property and operate without infringing on others' intellectual property, potential costs of any lawsuits to protect or enforce our intellectual property, economic and political conditions generally and those affecting pharmaceutical and biotechnology industries, research funding levels from endowments at our university customers, impact of any impairment of our goodwill or intangible assets, our acquisition of Genomic Solutions failing to qualify as a tax-free reorganization for federal tax purposes, the amount of earn-out consideration that the Company receives in connection with the disposition of the Company's Capital Equipment Business segment and factors that may impact the receipt of this consideration, such as the revenues of the businesses disposed of, plus factors described under the heading "Item 1A. Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008 or described in the Company's other public filings. The Company's results may also be affected by factors of which the Company is not currently aware. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

For investor inquiries, please call (508) 893-8066. Press releases may be found on our web site, http://www.harvardbioscience.com.

 EXHIBIT #1

                          HARVARD BIOSCIENCE, INC.
              Selected Consolidated Balance Sheet Information
                         (Unaudited, in thousands)

                                                 June 30,     Dec. 31,
                                                   2009         2008
                                                 --------     --------
 Assets

  Cash and cash equivalents                      $ 16,801    $ 13,698
  Trade receivables                                11,294      15,086
  Inventories                                      13,542      11,901
  Property, plant and equipment                     3,351       3,221
  Goodwill and other intangibles                   34,334      33,782
  Other assets                                      3,256       3,583
                                                 --------    --------
          Total assets                           $ 82,578    $ 81,271
                                                 ========    ========

 Liabilities and Stockholders' Equity

      Total current liabilities                     9,188      11,215
      Total liabilities                            12,639      14,553
      Stockholders' equity                         69,939      66,718
          Total liabilities and                  --------    --------
           stockholders' equity                  $ 82,578    $ 81,271
                                                 ========    ========

 EXHIBIT #2

                          HARVARD BIOSCIENCE, INC.
                   Consolidated Statements of Operations
                   (In thousands, except per share data)
                                (unaudited)

                           Three Months Ended      Six Months Ended
                               June 30,                 June 30,
                           2009        2008        2009        2008
                         --------    --------    --------    --------
 Revenues                $ 18,049    $ 23,049    $ 37,121    $ 45,008

 Cost of product
  revenues                  9,107      12,286      18,769      23,920
                         --------    --------    --------    --------
   Gross profit             8,942      10,763      18,352      21,088
                         --------    --------    --------    --------

 Sales and marketing
  expenses                  2,688       2,969       5,060       5,810
 General and
  administrative
  expenses                  3,552       3,795       6,869       7,551
 Research and
  development
  expenses                  1,089       1,077       2,088       2,158
 Restructuring charges        422         943         449       1,518
 Amortization of
  intangible assets           386         505         730       1,011
                         --------    --------    --------    --------
     Total operating
      expenses              8,137       9,289      15,196      18,048
                         --------    --------    --------    --------

 Operating income             805       1,474       3,156       3,040
                         --------    --------    --------    --------

 Other income (expense):
  Foreign exchange           (375)        (37)       (299)        156
  Interest expense            (34)        (89)        (79)       (219)
  Interest income               6         126          13         204
  Other, net                  (55)         24          (2)         78
                         --------    --------    --------    --------
 Other income
  (expense), net             (458)         24        (367)        219
                         --------    --------    --------    --------

 Income from continuing
  operations before
  income taxes                347       1,498       2,789       3,259
 Income taxes                  66         445         669         989
                         --------    --------    --------    --------
 Income from
  continuing operations       281       1,053       2,120       2,270
 Loss from discontinued
  operations, net of tax       --      (3,259)         --      (3,789)
                         --------    --------    --------    --------
 Net income (loss)       $    281    $ (2,206)   $  2,120    $ (1,519)
                         ========    ========    ========    ========

 Income (loss) per
  share:
   Basic earnings per
    common share from
    continuing
    operations           $   0.01    $   0.03    $   0.07    $   0.07
   Discontinued
    operations                 --       (0.11)         --       (0.12)
                         --------    --------    --------    --------
   Basic earnings per
    common share         $   0.01    $  (0.07)   $   0.07    $  (0.05)
                         ========    ========    ========    ========

  Diluted earnings per
   common share from
   continuing
   operations            $   0.01    $   0.03    $   0.07    $   0.07
  Discontinued
   operations                  --       (0.10)         --       (0.12)
                         --------    --------    --------    --------
  Diluted earnings
   per common share      $   0.01    $  (0.07)   $   0.07    $  (0.05)
                         ========    ========    ========    ========

 Weighted average
  common shares:
   Basic                   29,602      30,971      29,806      30,923
                         ========    ========    ========    ========
   Diluted                 29,819      31,608      29,969      31,527
                         ========    ========    ========    ========

 EXHIBIT #3

                          HARVARD BIOSCIENCE, INC.

        Reconciliation of US GAAP Operating Income from Continuing
           Operations to Non-GAAP Adjusted Operating Income from
                           Continuing Operations
                              (in thousands)
                                (unaudited)

                                Three Months Ended   Six Months Ended
                                     June 30,             June 30,
                                  2009      2008      2009     2008
                                -------   -------   -------   -------
 US GAAP operating income       $   805   $ 1,474   $ 3,156   $ 3,040

 Adjustments:

 Amortization of intangible
  assets                            386       505       730     1,011

 Inventory writedown due to
  restructuring                      64        (6)       92       252

 Restructuring charges              422     1,043       449     1,624

 Stock-based compensation
  expense                           658       570       970     1,000
                                -------   -------   -------   -------
 Non-GAAP adjusted operating
  income                        $ 2,335   $ 3,586   $ 5,397   $ 6,927
                                =======   =======   =======   =======

 EXHIBIT #4

                         HARVARD BIOSCIENCE, INC.

      Reconciliation of US GAAP Income from Continuing Operations to
          Non-GAAP Adjusted Income from Continuing Operations
                           (in thousands)
                             (unaudited)

                             Three Months Ended     Six Months Ended
                                   June 30,              June 30,
                               2009       2008       2009       2008
                             -------    -------    -------    -------
 US GAAP income from
  continuing  operations     $   281    $ 1,053    $ 2,120    $ 2,270

 Adjustments:

 Amortization of intangible
  assets                         386        505        730      1,011

 Inventory writedown due to
  restructuring                   64         (6)        92        252

 Direct acquisition costs         53         --         53         --

 Restructuring charges           422      1,043        449      1,624

 Stock-based compensation
  expense                        658        570        970      1,000

 Income taxes (A)               (493)      (701)      (868)    (1,230)
                             -------    -------    -------    -------

 Non-GAAP adjusted income
  from continuing operations $ 1,371    $ 2,464    $ 3,546    $ 4,927
                             =======    =======    =======    =======

 (A) Income taxes includes the tax effect of adjusting for the reconciling items and the utilization of deferred tax assets that have full valuation allowances.

 EXHIBIT #5

                          HARVARD BIOSCIENCE, INC.
    Reconciliation of US GAAP Diluted Earnings Per Common Share from
    Continuing Operations to Non-GAAP Adjusted Diluted Earnings Per
                Common Share from Continuing Operations
                              (unaudited)

                               Three Months Ended   Six Months Ended
                                    June 30,            June 30,
                                 2009      2008      2009      2008
                               --------  --------  --------  --------

 US GAAP diluted earnings per
  common share from continuing
  operations                   $   0.01  $   0.03  $   0.07  $   0.07

 Adjustments:

 Amortization of intangible
  assets                           0.01      0.02      0.02      0.03

 Inventory writedown due to
  restructuring                    0.00      0.00      0.00      0.01

 Direct acquisition costs          0.00      0.00      0.00      0.00

 Restructuring charges             0.01      0.03      0.02      0.05

 Stock-based compensation
  expense                          0.02      0.02      0.03      0.03

 Income Taxes (A)                 (0.01)    (0.02)    (0.03)    (0.04)
                               --------  --------  --------  --------

 Non-GAAP adjusted diluted
  earnings per common share
  from continuing operations   $   0.05  $   0.08  $   0.12  $   0.16
                               ========  ========  ========  ========

 (A) Income taxes includes the tax effect of adjusting for the reconciling items and the utilization of deferred tax assets that have full valuation allowances.

 EXHIBIT #6

                         HARVARD BIOSCIENCE, INC.
      Reconciliation of Changes In Total Revenue Compared to the Same
              Period of the Prior Year (Continuing Operations)
                              (unaudited)

                                                              For the
                                                                Year
                          Three Months Ended                   Ended
                    --------------------------------------------------
                    March 31,  June 30,  Sept. 30,  Dec. 31,  Dec. 31,
                       2007      2007      2007       2007      2007
                    --------- --------- --------- --------- ---------

 Organic growth          -2.7%      4.4%     -1.9%     -3.5%     -1.0%

 Acquisitions             7.7%      4.2%      0.0%     13.5%      6.6%

 Foreign exchange
  effect                  5.0%      3.6%      4.1%      3.1%      3.9%
                    --------- --------- --------- --------- ---------
 Total revenue
  growth                 10.0%     12.2%      2.2%     13.1%      9.5%
                    ========= ========= ========= ========= =========

                                                              For the
                                                                Year
                          Three Months Ended                   Ended
                    --------------------------------------------------
                     March 31, June 30,  Sept. 30,  Dec. 31,  Dec. 31,
                        2008     2008      2008       2008      2008
                    --------- --------- --------- --------- ---------

 Organic growth           0.1%     -2.5%     -1.2%      6.4%      1.0%

 Acquisitions            12.6%     13.8%      8.2%      0.0%      8.2%

 Foreign exchange
  effect                  2.2%      1.6%     -3.7%    -12.4%     -3.6%

 Total revenue      --------- --------- --------- --------- ---------
  growth                 14.9%     12.9%      3.3%     -6.0%      5.6%
                    ========= ========= ========= ========= =========

                                                                 Six
                                                               Months
                                          Three Months Ended    Ended
                                        -----------------------------
                                         March 31,  June 30,  June 30,
                                           2009      2009      2009
                                        --------- --------- ---------

 Organic growth                               0.0%    -14.8%     -7.6%

 Acquisitions                                 0.0%      0.0%      0.0%

 Foreign exchange
  effect                                    -13.2%     -6.9%     -9.9%
                                        --------- --------- ---------

 Total revenue growth                       -13.2%    -21.7%    -17.5%
                                        ========= ========= =========

 EXHIBIT 7

                         Overview of Cash Flows
          (Cash flow information includes cash flows for both
               continuing and discontinued operations)
                       (in thousands, unaudited)

                                                    Six Months Ended
                                                         June 30,
                                                   ------------------
                                                     2009       2008
                                                   -------    -------

 Cash flows from operations:
  Net income                                       $ 2,120    $(1,519)
  Changes in assets and liabilities                  1,750     (3,209)
  Other adjustments to operating cash flows          2,851      6,905
                                                   -------    -------
    Net cash provided by operating activities        6,721      2,177

 Investing activities:
    Net cash used in investing activities             (683)    (1,348)

 Financing activities:
  Repayments of debt, net                             (850)    (5,812)
  Other financing activities                        (2,293)       727
                                                   -------    -------
    Net cash used in financing activities           (3,143)    (5,085)

 Effect of exchange rate changes on cash               208        257
                                                   -------    -------

 Increase (decrease) in cash and cash equivalents  $ 3,103    $(3,999)
                                                   =======    =======

CONTACT:  Harvard Bioscience, Inc.
          David Green, President
            508 893 8999
            Fax: 508 429 8478
            dgreen@harvardbioscience.com
          Chane Graziano, CEO
            cgraziano@harvardbioscience.com
          Tom McNaughton, CFO
            tmcnaughton@harvardbioscience.com